PROSPECTUS SUPPLEMENT (To Prospectus dated November 9, 2012)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-183509

964,300 Shares

Graybar Electric Company, Inc.

________________

Common Stock

and related

Voting Trust Interests

offered to

Employees and Qualified Retirees of Graybar Electric Company, Inc.

under the

THREE-YEAR COMMON STOCK PURCHASE PLAN

This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained herein.

You should read this supplement in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. If there is any inconsistency between the information in the Prospectus, and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

Purchasing Graybar Common Stock pursuant to the Three-Year Common Stock Purchase Plan involves certain risks.  See “Risk Factors,” beginning on page 8 of the Prospectus.

Change in Chief Financial Officer:  On December 9, 2012, Mr. D. Beatty D’Alessandro announced his intention to resign as Senior Vice President and Chief Financial Officer (principal financial officer) of the Company, as a director and as an officer or director of any subsidiaries of the Company for which he serves in any of those capacities, effective December 31, 2012.  Mr. D’Alessandro has informed the Board that he will be taking a position with a distributor in an industry that does not compete with the Company.

Mr. Randall R. Harwood will be assuming the duties of principal financial officer of the Company, effective immediately.  Mr. Harwood has been elected Senior Vice President and Chief Financial Officer of the Company, effective January 1, 2013.  Mr. Harwood, age 56, has been the District Vice President of the Dallas district since October 2004, and has served as a director on the Company’s Board of Directors since 2009.  He serves on the Audit and Compensation Committees of the Board.  Mr. Harwood is currently employed by the Company as District Vice President and has served in that role since October of 2004.  The remainder of Mr. Harwood’s biography can be found in the Company’s information statement dated April 25, 2012, which is included in the Prospectus, as set forth in the Prospectus under “Incorporation by Reference”.

Neither the Securities and Exchange Commission nor any state securities commission or regulatory authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 11, 2012.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this Prospectus.  This means that we can disclose important information to you by referring you to another document that we previously filed with the SEC.  The information incorporated by reference is considered to be a part of this Prospectus, except for any information that is superseded or updated by information that is included directly in this Prospectus.

This Prospectus incorporates by reference the documents listed below that the Company has previously filed with the SEC.  They contain important information about the Company and its financial condition.

SEC Filing	Filing Date	Period
Annual Report on Form 10-K	Filed March 8, 2012	Year Ended December 31, 2011
Quarterly Report on Form 10-Q	Filed May 8, 2012	Quarter Ended March 31, 2012
Quarterly Report on Form 10-Q	Filed August 6, 2012	Quarter Ended June 30, 2012
Quarterly Report on Form 10-Q	Filed November 8, 2012	Quarter Ended September 30, 2012
Information Statement	Filed April 25, 2012
Current Report on Form 8-K	Filed June 14, 2012
Current Report on Form 8-K	Filed September 14, 2012
Current Report on Form 8-K	Filed November 7, 2012
Current Report on Form 8-K	Filed December 11, 2012

The Annual Report on Form 10-K for the year ended December 31, 2011 filed with the SEC by the Voting Trustees on March 26, 2012 is also incorporated by reference.